EXHIBIT 4(d)

                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                                751 BROAD STREET
                            NEWARK, NEW JERSEY 07102

                         ENHANCED DOLLAR COST AVERAGING
                               SCHEDULE SUPPLEMENT

Annuity Number:    [001-00001]

Effective Date of the Enhanced Dollar Cost Averaging Rider: [Issue Date of the Annuity]

Minimum Guaranteed Interest Rate: [3]%

Initial Interest Rate Credited as of the Effective Date of the Rider:

                                            Daily Equivalent of the
                  Duration                  Following Annual Rate
                  --------                  ---------------------
                  [DCA 6 Month]                     [3.50]%

[Please note that the information and interest rate(s) shown above are effective only as of the Effective Date of this Rider. Any post-Issue Date elections or interest rate changes will not be reflected in this Schedule Supplement, but will be confirmed in a separate report we will send to you.]

Minimum Monthly Transfer Amount: $[100]